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November 24, 2020

VanEck Vectors ETF Trust
666 Third Avenue, 9th Floor
New York, New York 10017

Re: Opinion of Counsel regarding Post-Effective Amendment No. 2,692 to the Registration Statement filed on Form N-1A under the Securities Act of 1933
(File Nos. 333-123257; 811-10325)

Dear Ladies and Gentlemen:

We have acted as counsel to VanEck Vectors ETF Trust (the “Trust”), in connection with the above-referenced Registration Statement (as amended, the “Registration Statement”), which relates to the shares of beneficial interest of the VanEck Vectors Moody’s Analytics IG Corporate Bond ETF, no par value (collectively, the “Shares”). This opinion is being delivered to you in connection with the Trust’s filing of Post-Effective Amendment No. 2,692 to the Registration Statement (the “Amendment”) to be filed with the Securities and Exchange Commission pursuant to Rule 485(b) under the Securities Act of 1933, as amended (the “1933 Act”), and Amendment No. 2,696 pursuant to the Investment Company Act of 1940, as amended, in connection with the effectiveness of the VanEck Vectors Moody’s Analytics IG Corporate Bond ETF. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon. We have reviewed the Trust’s Amended and Restated Declaration of Trust and such other documents and matters as we have deemed necessary to enable us to render this opinion.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares proposed to be sold pursuant to the Amendment, when effective, will have been duly authorized and, when sold in accordance with the terms of the Amendment and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the Shares, will have been legally issued, fully paid and non-assessable by the Trust (except for the potential liability of shareholders described in the Trust’s current Statement of Additional Information under the caption “Capital Stock and Shareholder Reports”).

We are attorneys licensed to practice only in the State of New York. The foregoing opinion is limited to the Federal laws of the United States and the Delaware Statutory Trust Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Very truly yours,

/s/ Dechert LLP